News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Alistair Hammond
Vice President, Investor Relations	CNC Communications
Phone: +1 203-222-5943	Phone: +49-89-599 458 126
Email: thomas.gelston@terex.com	Email: alistair.hammond@cnc-communications.com

TEREX COMPLETES PURCHASE OF TENDERED DEMAG CRANES AG SHARES

WESTPORT, CT, August 16, 2011 - Terex Corporation (NYSE: TEX)(“Terex”) today announced that it has completed the purchase of the shares tendered as part of the public tender offer by Terex Industrial Holding AG to all shareholders of Demag Cranes AG (“Demag Cranes”) at €45.50 per share. As a result, Terex now owns approximately 82% of the shares of Demag Cranes.

Ronald M. DeFeo, Terex Chairman and Chief Executive Officer, said: “We are very pleased with the addition of Demag Cranes to the Terex Group. Demag Cranes AG will add a new business segment to Terex with world-class products in industrial cranes and hoists, port technology and services. We are satisfied with the results of the tender process, and continue to believe strongly in the compelling industrial rationale of this deal and the growth opportunities for both companies.”

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex and Demag Cranes may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com